                         FIRST CAROLINA INVESTORS, INC.

                             REPORT TO SHAREHOLDERS

                                 JUNE 30, 1999

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                             JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

                                                                  1999            1998
                                                              ------------    ------------
                                          ASSETS

Investments in securities, at value (cost of $29,022,745 in
  1999 and $15,861,656 in 1998).............................  $106,821,883    $125,931,488
Cash, including short term investments of $8,428,363 in 1999
  and $1,714,039 in 1998....................................    10,921,603       1,883,983
Mortgage loans, secured by real estate......................        54,250          99,081
Real estate.................................................     2,250,000       4,439,000
Investment in joint venture.................................       250,000         250,000
Amounts due from sale of security...........................            --       5,304,506
Accrued dividend and interest receivable....................        38,141         168,172
Other assets................................................     2,211,192       2,673,003
                                                              ------------    ------------
          Total assets......................................  $122,547,069    $140,749,233
                                                              ------------    ------------

                                       LIABILITIES

Accounts payable and accrued liabilities....................  $  3,315,867    $  3,391,817
Federal and state income taxes payable......................     2,767,264       1,931,773
Deferred income taxes payable...............................    30,980,940      42,975,680
                                                              ------------    ------------
          Total liabilities.................................    37,064,071      48,299,270
                                                              ------------    ------------
Deferred Income.............................................            --         119,500
                                                              ------------    ------------
Net Assets..................................................  $ 85,482,998    $ 92,330,463
                                                              ============    ============
Net assets per share (3,500,000 no par value common shares
  authorized, 1,004,981 shares issued, 999,581 and 1,073,366
  shares outstanding in 1999 and 1998 respectively).........  $      85.52    $      86.02
                                                              ============    ============

  The Consolidated Financial Statements should be read in conjunction with the
                              1998 Annual Report.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

                                                                 1999          1998
                                                              ----------    -----------
                                 INCOME
Dividends...................................................  $  414,970    $   483,100
Interest on mortgage loans..................................      57,198        202,857
Gain on sale of real estate.................................     941,593        153,316
Equity in earnings of joint venture.........................      (3,312)       156,990
Other.......................................................     274,105        137,790
                                                              ----------    -----------
          Total income......................................   1,684,554      1,134,053
                                                              ----------    -----------

                                EXPENSES
General and administrative..................................     194,491        161,128
Professional fees...........................................      37,405         27,793
Sales and marketing.........................................          --          4,370
Other.......................................................      74,355         68,415
                                                              ----------    -----------
          Total expenses....................................     306,251        261,706
                                                              ----------    -----------
Earnings before income taxes and realized and unrealized
  appreciation on investments...............................   1,378,303        872,347
Provision for income taxes..................................    (455,000)      (256,000)
                                                              ----------    -----------
Net income before realized and unrealized appreciation on
  investments...............................................     923,303        616,347
Gain realized on investments in other companies (net of
  income tax provision of $4,535,000 in 1999 and $2,069,000
  in 1998)..................................................   6,320,380      3,235,506
Change in unrealized appreciation (depreciation) of
  investments for the period, net of deferred taxes.........    (976,666)     8,490,680
                                                              ----------    -----------
          Net increase in net assets resulting from
            operations......................................  $6,267,017    $12,342,533
                                                              ==========    ===========

  The Consolidated Financial Statements should be read in conjunction with the
                              1998 Annual Report.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

                                                                 1999          1998
                                                              -----------   -----------
Increase in net assets from operations
  Investment income, net....................................  $   923,303   $   616,347
  Realized gain on investments, net.........................    6,320,380     3,235,506
  Change in unrealized appreciation, net....................     (976,666)    8,490,680
                                                              -----------   -----------
     Net increase in net assets resulting from operations...    6,267,017    12,342,533
Distributions to shareholders of $.50 per share
  In 1999 and in 1998 from investment income, net...........     (486,731)     (518,731)
Treasury shares purchased...................................   (1,092,607)     (243,428)
                                                              -----------   -----------
  Total increase............................................    4,687,679    11,580,374
Net assets
  Beginning of period.......................................   80,795,319    80,750,089
                                                              -----------   -----------
  End of period.............................................  $85,482,998   $92,330,463
                                                              ===========   ===========

  The Consolidated Financial Statements should be read in conjunction with the
                              1998 Annual Report.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                           INVESTMENTS IN SECURITIES
                             JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

                                                      1999                         1998
                                            -------------------------    -------------------------
COMMON STOCKS -- 100%                       NO. SHARES      VALUE        NO. SHARES      VALUE
---------------------                       ----------   ------------    ----------   ------------
Financial Services -- 69.8% in 1999 and
  86.1% in 1998
  M & T Bank Corporation..................    130,000    $ 71,500,000      190,000    $105,260,000
  Merchants Group, Inc....................    135,000       3,020,625      135,000       3,189,375
Manufacturing -- 12.7% in 1999 and 5% in
  1998
  Acme Electric Corporation...............    941,000       5,116,688           --              --
  Exolon -- ESK Co........................     64,700       1,164,600       64,200       2,407,500
  Marine Transport Corporation............    700,000       2,493,750           --              --
  Todd Shipyards Corporation..............    700,000       4,812,500      700,000       3,893,750
Services -- 7.6% in 1999 and 3.9% in 1998
  Barrister Information Systems Corp......  1,757,910       5,273,730    1,598,100       1,797,862
  Ecology & Environment, Inc..............    425,000       2,868,750      306,300       3,063,000
Diversified -- 9.9% in 1999 and 5% in 1998
  Bell Industries, Inc....................    592,700       2,630,106           --              --
  First Union Real Estate Equity &
     Mortgage Investments.................  1,000,000       4,500,000           --              --
  Oglebay Norton Company..................     98,000       2,180,500      160,000       6,320,000
  Tandycrafts, Inc........................    347,761       1,260,634           --              --
                                                         ------------                 ------------
Total -- 100% (cost of $29,022,745 in 1999
  and $15,861,656 in 1998)................               $106,821,883                 $125,931,487
                                                         ============                 ============

  The Consolidated Financial Statements should be read in conjunction with the
                              1998 Annual Report.

                 FIRST CAROLINA INVESTORS, INC., & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, FINANCIAL STATEMENT PRESENTATION AND ORGANIZATION.

  (A) Organization

     First Carolina Investors, Inc. was organized December 2, 1971 and subsequently incorporated in the state of Delaware on July 1, 1987. On January 3, 1995 First Carolina Investors, Inc. registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940.

  (B) Principles of consolidation and financial statement presentation

     The accompanying consolidated financial statements include First Carolina Investors, Inc. and its subsidiaries (the Company), all of which are wholly-owned. In consolidation, all significant intercompany accounts and transactions have been eliminated.

     The Company became an investment company on January 3, 1995, and accordingly has prepared its consolidated financial statements on a fair value basis. Prior to this time the Company prepared its consolidated financial statements on a historical cost basis. Financial information for periods prior to January 3, 1995 is available by referring to quarterly filings on Form 10-Q, annual filing on Form 10-KSB and reports to stockholders.

  (C) Security valuation

     Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price.

  (D) Real estate

     The Board of Directors and management of the Company value its real property investments at estimated fair value. Procedures utilized to determine the estimated fair value include appraisals by an independent appraiser, estimated net cash flows, utilization of fair market comparables in existing subdivisions developed by the Company and other market comparables.

     The Company accounts for sales of real estate in accordance with Statement of Financial Accounting Standards No. 66, Accounting for Sales of Real Estate.

 (E) Investment in joint venture

     The Company has an interest in a joint venture which is engaged in the development and sale of real estate. The Board of Directors and management have used both fair market comparables in the existing subdivision developed by the venture and discounted net cash flows in valuing its investment at its estimated fair value. At June 30, 1999 and 1998 respectively, the venture owned 7 lots at a cost of $293,236.

  (F) Income taxes

     The Company is subject to Federal and state corporate income taxes. The Company files a consolidated Federal income tax return. The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

                 FIRST CAROLINA INVESTORS, INC., & SUBSIDIARIES

     Deferred income taxes payable have been increased to reflect the estimated Federal and state income tax liabilities on unrealized gains in real estate, investments in other companies and investment in joint venture in the accompanying Consolidated Statements of Assets and Liabilities.

  (G) Management's use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses; and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates.

  (H) Other

     The Company follows the industry practice of recording security transactions on the trade date. Dividend income is recognized on the ex-dividend date. Interest income is recognized on the accrual basis.

2. INVESTMENT TRANSACTIONS

     Purchases and sales of investment securities were $8,892,700 and $12,242,158 respectively for the six month period ended June 30, 1999 and $2,686,581 and $5,304,506 respectively in 1998. The net gain on sale of investments in other companies was $6,320,380 in 1999 and $3,235,506 in 1998.

     The gross unrealized gain on investments in other companies totaled $79,250,263 and $110,362,897 for the six months ended June 30, 1999 and 1998, respectively. Gross unrealized losses were $1,451,127 and $293,066 at June 30, 1999 and 1998.

3. MORTGAGE LOANS

     The Company's investments in mortgage loans as of June 30, 1999 and 1998 are as follows:

                                             1999                                 1998
                               ---------------------------------    ---------------------------------
                               INTEREST   MATURITY   OUTSTANDING    INTEREST   MATURITY   OUTSTANDING
                                 RATE       DATE       BALANCE        RATE       DATE       BALANCE
                               --------   --------   -----------    --------   --------   -----------
Permanent first mortgage
  loans on condominiums......     16%     12/2002      $54,250         16%     12/2002      $79,581
Junior mortgage loans secured
  by residential lots........     --           --           --          8        12/98       19,500
                                                       -------                              -------
                                                       $54,250                              $99,081
                                                       =======                              =======

4. REAL ESTATE

     The estimated fair value of real estate owned at June 30, 1999 and 1998, respectively is $2,250,000 and $4,439,000. It consists of 35 acres of land held for investment and 4 developed lots at June 30, 1999 and 140 acres with 5 developed lots at June 30, 1998. The aggregate cost for Federal income tax purposes is approximately $1,400,000 at June 30, 1999 and $2,600,000 1998 respectively. Land held for investment is considered non-income producing.

                 FIRST CAROLINA INVESTORS, INC., & SUBSIDIARIES

5. OTHER ASSETS

     The components of other assets at June 30, 1999 and 1998 are as follows:

                                                                 1999          1998
                                                              ----------    ----------
Deferred compensation, funded...............................  $2,191,947    $1,967,359
Sales center................................................          --       561,759
Miscellaneous...............................................      19,245       143,885
                                                              ----------    ----------
                                                              $2,211,192    $2,673,003
                                                              ==========    ==========

     The deferred compensation includes $2,191,000 and $1,724,000 at June 1999 and 1998 respectively, that is owed to affiliated persons pursuant to a deferred compensation plan. The deferred compensation has accrued over fifteen years. Contributions are no longer being made to the plan.

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     The components of accounts payable and accrued liabilities at June 30, 1999 and 1998 are as follows:

                                                                 1999          1998
                                                              ----------    ----------
Trade accounts payable......................................  $  717,905    $  911,850
Deferred compensation (note 5)..............................   2,191,947     1,967,359
Dividends payable...........................................     242,015       259,315
Miscellaneous accruals and payable..........................     155,915       242,555
Cash held in escrow.........................................       8,085        10,738
                                                              ----------    ----------
                                                              $3,315,867    $3,391,817
                                                              ==========    ==========

7. NET ASSETS PER SHARE

     Net assets per share are based on the number of shares of common stock and common stock equivalents outstanding, after deducting treasury stock 999,581 and 1,073,366 at June 30, 1999 and 1998, respectively. The computation assumes that outstanding stock options were exercised and the proceeds used to purchase common stock resulting in the issuance of an additional 39,919 shares of common stock at June 30, 1999 and 36,804 shares at June 30, 1998.

     At June 30, 1999, accumulated undistributed net investment income is $4,242,979; accumulated and undistributed net realized gains on investment transactions are $22,886,130 and the net unrealized appreciation in value of investments is $43,254,303.

8. SHARE REPURCHASE PROGRAM

     At June 30, 1999 the Company has repurchased 543,880 shares as treasury shares at a cost of $15,095,611. At June 30, 1999, 538,480 treasury shares were cancelled and retired. During 1999 through June 30, the Company has repurchased 15,700 shares at an average cost of $69.59 per share on the Boston Stock Exchange, the exchange on which the Company's shares are traded. At the May 26, 1999 Board of Directors meeting, the directors authorized the continuation of the share repurchase program.

9. DISTRIBUTION TO STOCKHOLDERS

     Two dividends of $0.25 each per share were declared during the six months ended June 30, 1999 and 1998, respectively. The dividends are taxable to stockholders as ordinary income.

                 FIRST CAROLINA INVESTORS, INC., & SUBSIDIARIES

10. REMUNERATION

     Each Director receives fees of $2,500 per directors' meeting attended and $100 per audit committee meeting attended. The Chairman also receives a $1,500 monthly salary. For the six months ended June 30, 1999 and 1998 directors' fees totaled $30,300 and $25,200, respectively.

     Aggregate remuneration paid during the six month periods was $109,761 for 1999 and $395,169 for 1998.

     The Company paid brokerage fees of $82,510 and $8,995 for the six months ended June 30, 1999 and 1998, respectively. Trubee, Collins & Co., Inc. received $8,415 and $8,995 during the six months ended June 30, 1999 and 1998, respectively. Mr. Baird, Chairman of the Company, is an employee of Trubee, Collins & Co., Inc.

11. STOCK OPTION PLAN

     During 1987 options for 45,000 shares of common stock were awarded to certain employees. These options are exercisable at the rate of 20% per year beginning July 1, 1988 at a price of $12.75 per share which was equal to the market price at the date of the adoption of the amended plan. All options are fully vested and exercisable but no options have been exercised.

12. COMMITMENTS AND CONTINGENCIES

     At June 30, 1999 the Company has approximately $250,000 of undisbursed contractual commitments in connection with real estate development. In order to protect its investments, the Company may be required to furnish amounts in excess of its current contractual investments or commitments. The future development of the Company's land holdings may require additional expenditures.

     The Company is not involved in any legal actions.

                 FIRST CAROLINA INVESTORS, INC., & SUBSIDIARIES

                    COMPUTATION OF NET ASSET VALUE PER SHARE

                           PRIMARY AND FULLY DILUTED
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

                                                                 1999           1998
                                                              -----------    -----------
Primary
Net Assets..................................................  $85,482,998    $92,330,463
                                                              ===========    ===========
Shares Outstanding..........................................      962,662      1,036,562
                                                              ===========    ===========
Net Asset Value per Share...................................  $     88.80    $     89.07
                                                              ===========    ===========
Fully Diluted
Options.....................................................       45,000         45,000
Exercise Price of $12.75
Market Price of $73.00 in 1999 and $70.00 in 1998...........  $    (8,081)   $    (8,196)
                                                              -----------    -----------
Additional Shares Attributable to Stock Options.............       36,919         36,804
Shares Outstanding..........................................      962,662      1,036,562
                                                              -----------    -----------
                                                                  999,581      1,073,366
Net Asset Value per Share...................................  $     85.52    $     86.02
                                                              ===========    ===========

  Annual Meeting Summary

     On May 26, 1999 the annual stockholders meeting was held in Buffalo, New York. At the meeting, six directors were elected to serve a one year term. The votes were as follows:

                       DIRECTORS NAME                           FOR     WITHHELD
                       --------------                         -------   --------
Brent D. Baird..............................................  819,240      25
Bruce C. Baird..............................................  819,140     125
Theodore E. Dann, Jr........................................  819,238      27
Patrick W. E. Hodgson.......................................  819,240      25
James E. Traynor............................................  819,236      29
H. Thomas Webb III..........................................  819,240      25

                 FIRST CAROLINA INVESTORS, INC., & SUBSIDIARIES

                       SELECTED PER SHARE DATA AND RATIOS

                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

  Per Share Data and Ratios*

                                                               1999        1998
                                                              ------      ------
Investment income...........................................  $ 1.67      $ 1.06
  Expenses (including income taxes).........................    (.75)       (.48)
                                                              ------      ------
  Investment income, net....................................     .92         .58
  Distributions from investment income, net.................    (.48)       (.48)
                                                              ------      ------
  Net realized and unrealized gain on securities............    5.29       10.79
Share transactions..........................................     .20         .06
                                                              ------      ------
Net increase in net asset value.............................    5.93       10.95
Net asset value:
  Beginning of year.........................................   79.59       75.07
                                                              ------      ------
  End of period.............................................  $85.52      $86.02
                                                              ======      ======
Ratios
  Ratio of expenses to average net assets...................    0.81%       0.64%
  Ratio of investment income, net, to average net assets....    1.79        1.39
  Portfolio turnover........................................    9.11        2.44

* Per Share data is based upon the average number of shares outstanding for the 6 month periods. The computation assumes that outstanding stock options were exercised and the proceeds used to purchase common stock.

DIRECTORS
Brent D. Baird*
Private Investor

Bruce C. Baird
President
Belmont Contracting Co., Inc.

Patrick W.E. Hodgson*+
President of Cinnamon Investments Ltd. and
Chairman of Todd Shipyards Corporation

Theodore E. Dann, Jr.+
President
Buffalo Technologies Corporation

James E. Traynor+
President
Clear Springs Development Co., LLC

H. Thomas Webb III*
Senior Vice-President
Crescent Resources, Inc.

OFFICERS
Brent D. Baird
Chairman

H. Thomas Webb III
President

Bruce C. Baird
Vice President, Secretary & Treasurer

Cynthia Raby
Assistant Secretary

REGISTRAR, TRANSFER AND DISBURSING AGENT
Continental Stock Transfer and Trust Company
2 Broadway
New York, NY 10004

* Member of Executive Committee

+ Member of the Audit Committee